CONSENT OF INDEPENDENT AUDITORS



The Board of Trustees and Shareholders
Evergreen Cash Resource Trust
(formerly Cash Resource Trust)



We consent to the use of our report dated September 13, 1999 for Cash Resource Trust (CRT) Money Market Fund, CRT U.S. Government Money Market Fund, CRT Tax-Exempt Money Market Fund, CRT California Tax-Exempt Money Market Fund and CRT New York Tax-Exempt money Market Fund, portfolios of Evergreen Cash Resource Trust (formerly Cash Resource Trust), incorporated herein by reference and to the references to our firm under the captions "FINANCIAL HIGHLIGHTS" in the prospectus and "INDEPENDENT AUDITORS" in the Statement of Additional Information.


                                        KPMG LLP
                                        /s/KPMG LLP

Boston, Massachusetts
November 30, 1999